Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	April 21, 2023
hornerl@1stsource.com
574-235-2506

1st Source Corporation Elects New Member to its Board of Directors‚
Three Existing Directors Re-elected

South Bend, Ind. (April 21, 2023) – 1st Source Corporation announces the re-election of three board members - Christopher J. Murphy III, Chairman, President and Chief Executive Officer of 1st Source Corporation and Chairman of 1st Source Bank; Timothy K. Ozark, Chairman, TKO Finance Corporation; Todd F. Schurz, Former President and Chief Executive Officer, Schurz Communications, Inc. - and the election of Andrea G. Short, President and Chief Executive Officer of 1st Source Bank as a new addition to the 1st Source Corporation Board of Directors.
“We are pleased our shareholders voted to re-elect these board members and to welcome Andrea to the 1st Source Corporation board,” states Christopher J. Murphy III, Chairman, President and Chief Executive Officer of 1st Source Corporation. “They all bring unique and valuable perspective to the board and are knowledgeable business leaders with passion for 1st Source’s mission, making them ideal stewards for the future of the Company.”
Mr. Murphy has over 50 years of banking and business experience, including serving as a Director and/or President and Chief Executive Officer of 1st Source Corporation or 1st Source Bank since 1977. He serves as a director of Aunalytics, Inc., representing 1st Source’s investment in this provider of managed data center, data analysis, cloud and other technology related services. Mr. Murphy also serves on the boards of the Federal Reserve Bank of Chicago and the Medical Education Foundation. He holds a B.A. in Government from the University of Notre Dame, a J.D. from the University of Virginia Law School and an M.B.A. from the Harvard University School of Business.
Mr. Ozark is Chairman of TKO Finance Corporation and formerly served as Chairman and Chief Executive Officer of Aim Financial Corporation. He offers expertise in mezzanine funding, lending-leasing and general knowledge of business, finance, and real estate investing. He is qualified as an audit committee financial expert under SEC guidelines. Mr. Ozark earned a B.S. in

Business Administration from the University of Minnesota and an M.B.A. from St. Cloud State University.
Mr. Schurz is the former President and Chief Executive Officer of Schurz Communications, Inc. He has expertise in media, marketing and communication, and general knowledge of business and finance. He is qualified as an audit committee financial expert under SEC guidelines. Mr. Schurz earned a B.A. in History and Economics from Brown University and an M.B.A. from the Wharton School at the University of Pennsylvania.
Ms. Short brings over 38 years of banking and business experience, including serving as a Director of 1st Source Bank and/or President and Chief Executive Officer of 1st Source Bank, Executive Vice President, Treasurer and Chief Financial Officer of both 1st Source Corporation or 1st Source Bank and other positions for 24 years. She has earned a B.A. in Business from Alma College and is a graduate of the Harvard University School of Business, Advanced Management Program, and the University of Chicago Booth School of Business Chicago Management Institute.
All four above mentioned directors have been elected to terms that end April 2026 and will be subject to re-election at that time.

Andrea G. Short	Christopher J. Murphy III

Timothy K. Ozark	Todd F. Schurz

1st Source Corporation, parent company of 1st Source Bank, has assets of $8.3 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 79 banking centers, 19 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Advisory Services locations and 10 1st Source Insurance offices. For 160 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit https://www.1stsource.com.
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